Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO CORPORATION FILES ITS PREVIOUSLY ANNOUNCED RESTATEMENT DOCUMENTS
AND ITS FORM 10-Q FOR THE THIRD QUARTER OF FISCAL 2006

MIDDLEFIELD, CONNECTICUT (June 27, 2006)......Zygo Corporation (NASDAQ: ZIGO), a leading worldwide optical metrology supplier, today announced that the Company has completed its financial restatement process that was previously announced in the Company’s press release on March 29, 2006. The Company has filed with the Securities and Exchange Commission an amended Form 10-K/A for the fiscal year ended June 30, 2005 and an amended Form 10-Q/A for each of the periods ended September 30, 2005 and December 31, 2005. The actual financial results for these prior periods are the same as the expected results previously reported by the Company in its March 29, 2006 press release. As previously reported, the restatements were necessitated due to inadvertent accounting errors in the consolidation of intercompany revenues from certain of the Company’s foreign operations for those and prior periods. The errors were discovered internally by Company personnel and self-reported by the Company.

Immediately after the filing of its restatement documents, the Company also filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006. The Company is now current with its SEC filings.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including Amendment No. 2 to our Form 10-K/A for the fiscal year ended June 30, 2005.

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